UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  July 14, 2008

ISONICS CORPORATION

(Name of the registrant as specified in its charter)

California	001-12531	77-0338561
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

5906 McIntyre Street, Golden, Colorado 80403

Address of principal executive offices

303-279-7900

Telephone number, including

Area code

Not applicable
Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.02 Unregistered Sales of Equity Securities

In May, June and November 2006, and April 2007, Isonics Corporation (“Isonics”) issued YA Global Investments, L.P. (“YA Global”), formerly known as Cornell Capital Partners, LP, a total of four convertible debentures having an aggregate face amount of $18,000,000.  On June 13, 2008 Isonics issued YA Global a non-convertible term note in the face amount of $1,175,000, and on the same date issued non-convertible notes to replace both the debenture originally issued in June 2006 and the debenture originally issued in November 2006.  Accordingly, only the debentures originally issued in May 2006 (the “May 2006 Debenture”) and April 2007 are still convertible into shares of our common stock.

On July 14, 2008, YA Global converted $7,500 of the face amount of the May 2006 Debenture into 937,500 shares of Isonics common stock to partially satisfy the amount due under that debenture.  The July 14, 2008 conversion only reduced the amount due under the May 2006 Debenture, and not any other debenture or note issued to YA Global.  The following sets forth the information required by Item 701 of Regulation S-K in connection with the issuance:

(a)           The transaction was completed effective as of the July 14, 2008.

(b)           There was no placement agent or underwriter for the transaction.

(c)           The shares were not issued in consideration for cash, however the amount due under the May 2006 Debenture was reduced by $7,500.

(d)           We relied on the exemption from registration provided by Sections 4(2) and 4(6) under the Securities Act of 1933 for this transaction.  We did not engage in any public advertising or general solicitation in connection with this transaction, and we provided YA Global with disclosure of all aspects of our business, including our reports filed with the Securities and Exchange Commission, our press releases, and other financial, business, and corporate information. We believe that YA Global obtained all information regarding Isonics it requested, received answers to all questions it (and its advisors) posed, and otherwise understood the risks of accepting our securities for investment purposes.  Further, based on representations previously made to us, we believe that YA Global is an accredited investor.

(e)           The common stock issued in this transaction is not convertible or exchangeable.

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 15, 2008, C. Stewart Verdery Jr. informed Isonics that he has resigned from the Isonics Board of Directors effective immediately.   At the time of his resignation Mr. Verdery served as a member of the Nominating, Compensation, and Management Development Committees of our Board of Directors.

Mr. Verdery did not cite any disagreement with management or Isonics practices or policies as influencing his decision to resign.  Instead, Mr. Verdery informed Isonics that his reasons for resignation were personal in nature.  A copy of the disclosure in this Form 8-K was provided to Mr. Verdery on July 17, 2008.  Mr. Verdery did not express any disagreement with the disclosure contained herein.

Item 8.01               Other Events

As a result of Mr. Verdery’s resignation the Isonics Board of Directors now consists of Messrs. Toffales, Sakys, Hagman and O’Leary.  Because is not required to have a Nominating or Compensation Committee, and because of the nature and size of the Company, Isonics has determined that it is no longer necessary to have a separate Nominating Committee or a separate Compensation Committee.  Accordingly, the Board of Directors determined to terminate those committees and assigned their functions to the Board of Directors as a whole.  However, Isonics has decided to continue its Audit Committee.  Richard Hagman and John Sakys continue to serve on the Audit Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 18th day of July 2008.

Isonics Corporation

By:	/s/ John Sakys
John Sakys
President